Exhibit 23.1

March 1, 2005

Premcor Inc.

1700 East Putnam Avenue, Suite 400

Old Greenwich, CT 06870

We consent to the incorporation by reference in Registration Statement Nos. 333-121477, 333-116503 and 333-111240-01 on Form S-3 and in Registration Statement No. 333-87210 on Form S-8 of our report dated March 1, 2005, relating to the financial statements and financial statement schedules of Premcor Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Premcor Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Stamford, Connecticut